Exhibit 2.16

AMENDMENT NO. 1 TO

GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

This AMENDMENT NO. 1 TO GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Amendment”) between Palm, Inc., a Delaware corporation (“Palm”), and PalmSource, Inc., a Delaware corporation (“PalmSource”), is executed on June 3, 2003 and made effective as of the effective date of the Tax-Free Spin-Off (as defined below) (the “Effective Date”).

RECITALS

WHEREAS, Palm and its Subsidiaries have transferred to PalmSource and its Subsidiaries, effective as of the Separation Date, substantially all of the assets of the PalmSource Business in accordance with the Master Separation and Distribution Agreement made effective as of December 3, 2001 between Palm and PalmSource, as amended from time to time (the “Separation Agreement”).

WHEREAS, pursuant to the Separation Agreement, the parties previously entered into that certain General Assignment and Assumption Agreement made effective as of December 3, 2001 (the “General Assignment”).

WHEREAS, the parties desire to amend the General Assignment as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

AGREEMENT

1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the General Assignment.

2. For purposes of this Amendment, “Tax-Free Spin-Off” means a distribution of common stock (and preferred stock, if any) of PalmSource or common stock (and preferred stock, if any) of a successor to PalmSource to holders of common stock of Palm intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended, or any successor thereto.

3. That certain Xerox Litigation Agreement between Palm and PalmSource shall supersede the Litigation Disclosure Letter attached to the General Assignment to the extent they are in conflict.

4. Schedule 1.2(a)(viii) to the General Assignment (entitled “Specific PalmSource Assets to be Transferred”) shall be amended such that all occurrences of the words “Palm Solutions Group” shall be changed to the word “PalmSource.”

5. Section 4.3 of the General Assignment shall be amended in its entirety to provide as follows:

“4.3 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

if to Palm:

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, California 95035

Attention: General Counsel

if to PalmSource:

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, California 94089

Attention: General Counsel

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

6. Except as amended hereby, the General Assignment shall remain in full force and effect. After the Effective Date, all references to the General Assignment, the transactions contemplated thereby and similar references, wherever found, in all other agreements existing as of the date hereof between or among Palm and PalmSource, and any exhibits and attachments thereto, shall be deemed hereafter to refer to, and otherwise be modified by, the General Assignment, as amended by this Amendment, and the transactions contemplated thereby.

7. This Amendment shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all disputes between the parties to be brought in a court of law.

8. The General Assignment, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. Neither the execution and delivery of this Amendment nor anything expressed or implied herein shall relieve the liability of any party hereto for any breach of the General Assignment that shall have occurred prior to the date hereof.

9. This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to General Assignment and Assumption Agreement as of the date set forth above.

PALM, INC.

By:	/s/ R. TODD BRADLEY

Name:	R. Todd Bradley

Title:	President & CEO

PALMSOURCE, INC.

By:	/s/ DAVID NAGEL

Name:	David Nagel

Title:	CEO

[Signature Page to Amendment No. 1 to General Assignment and Assumption Agreement]